EXHIBIT 14.1

CODE OF BUSINESS CONDUCT AND ETHICS OF

VARSAL TECH, INC.

INTRODUCTION

Purpose

This Code of Business Conduct and Ethics (this “Code”) contains general guidelines for the conduct of business of Varsal Tech, Inc., a Delaware company (the “Company”), consistent with the highest standards of business ethics. To the extent where this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we shall adhere to these higher standards.

This Code applies to all the directors, officers, and employees of the Company and its subsidiaries (which, unless the context otherwise requires, are collectively referred to as the “Company” in this Code). We refer to all persons covered by this Code as “Company employees” or simply “employees.” We also refer our chief executive officer and our chief financial officer as our “principal financial officers.”

Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or if you have any doubts whether it is consistent with the Company’s ethical standards, do seek help. We encourage you to first contact your supervisor for help. If your supervisor cannot answer your question or resolve your problem, or if you do not feel comfortable contacting your supervisor, you may contact the Compliance Officer of the Company, who shall be a person appointed by the Board of Directors of the Company. Dongwei Wang has been appointed by the Board of Directors of the Company as the Compliance Officer of the Company. The Company will notify you if there is a change in the appointment of the Compliance Officer. You may remain anonymous and will not be required to reveal your identity in your communication to the Company.

Reporting Violations of the Code

All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact the Compliance Officer, who will work with you and your supervisor to investigate the matter. If you do not feel comfortable reporting the matter to your supervisor or you do not get a satisfactory response, you may contact the Compliance Officer directly. Employees making a report need not leave their name or other personal information and reasonable efforts will be used to conduct the investigation that follows from the report in a manner that protects the confidentiality and anonymity of the employee submitting the report. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Compliance Officer and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your report.

It is the Company’s policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties, and many incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

Policy Against Retaliation

The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because such employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

Waivers of the Code

Waivers of this Code for employees may be granted only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be granted only by our Board of Directors or the appropriate committee of our Board of Directors and will be disclosed to the public as required by law or the rules of Nasdaq.

CONFLICTS OF INTEREST

Identifying Potential Conflicts of Interest

A conflict of interest may occur when an employee’s private interest interferes, or appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

● Outside Employment. No employee should be employed by, serve as a director of, or provide any services not in his or her capacity as a Company’s employee to a company that is a material customer, supplier, or competitor of the Company.

● Improper Personal Benefits. No employee should obtain any material (as to him or her) personal benefits or favors because of his or her position in the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.

● Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any company that is a material customer, supplier or competitor of the Company. A “significant financial interest” means (i) ownership of greater than 1% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.

● Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

● Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests would reasonably be expected to be in conflict with those of the Company.

● Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in the making of decisions on behalf of the Company. For the purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters and parents, in-laws and children, whether such relationships are by blood or adoption.

For the purposes of this Code, a company is considered to be a “material” customer if that company has made payments to the Company in the past year in excess of US$100,000 or 10% of the customer’s gross revenues, whichever is greater. A company is considered as a “material” supplier if that company has received payments from the Company in the past year in excess of US$100,000 or 10% of the supplier’s gross revenues, whichever is greater. A company is considered as a “material” competitor if that company competes in the Company’s line of business and has annual gross revenues from such line of business in excess of US$1,000,000. If you are uncertain whether a particular company is a material customer, supplier or competitor, please contact the Compliance Officer for assistance.

Disclosure of Conflicts of Interest

The Company requires employees to disclose any situations that would reasonably be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or the Compliance Officer. Your supervisor and the Compliance Officer will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.

CORPORATE OPPORTUNITIES

As an employee of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property, information, or because of your position in the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information, or his or her position in the Company for personal gain or in a manner that may compete with the Company.

You should disclose to your supervisor the terms and conditions of each business opportunity covered under this Code that you wish to pursue. Your supervisor will contact the Compliance Officer and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

Confidential Information and Company’s Property

Employees have access to a variety of confidential information while being employed at the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Each employee has a duty to respect and safeguard the confidentiality of the Company’s information and the information of our suppliers and customers, except when disclosure is authorized or legally mandated. In addition, you must refrain from using any confidential information from any previous employment if, in doing so, you could reasonably be expected to breach your duty of confidentiality to your former employers. An employee’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company and/or its customers and could result in legal liability to you and the Company.

Employees also have a duty to protect the Company’s intellectual property and other business assets. The intellectual property, business systems and the security of the Company are critical to the Company’s business.

Any questions or concerns on whether the disclosure of Company information is legally mandated should be promptly referred to the Compliance Officer.

Safeguarding Confidential Information and Company’s Property

Care must be taken to safeguard and protect confidential information and the Company’s property. Accordingly, the following measures should be adhered to:

● The Company’s employees should conduct their business and social activities so as not to risk inadvertent disclosure of confidential information. For example, when not in use, confidential information should be securely stored. Besides, review of confidential documents or discussion of confidential subjects in public places (e.g., airplanes, trains, taxis, buses, etc.) should not be conducted so as to prevent being overheard or accessed by unauthorized persons.

● When in the Company’s offices, confidential matters should not be discussed within hearing range of visitors or others not working on such matters.

● Confidential matters should not be discussed with other employees not working on such matters or with friends or relatives, including those living in the same household as a Company’s employee.

● The Company’s employees are only to access, use, and disclose confidential information that is necessary for them to perform their duties. They are not to disclose confidential information to other employees or contractors at the Company unless it is necessary for those employees or contractors to have such confidential information in the course of their duties.

● The Company’s files, personal computers, networks, software, internet access, internet browser programs, emails, voice mails, and other business equipment (e.g., desks and cabinets) and resources are provided for business use, and they are the exclusive property of the Company. Misuse of such Company’s property is not tolerable.

COMPETITION AND FAIR DEALING

All employees are obligated to deal fairly with fellow employees and with the Company’s customers, suppliers and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Relationships with Customers

Our business success depends upon our ability to foster lasting customer relationships. The Company is committed to dealing with customers fairly, honestly, and with integrity. Specifically, you should keep the following guidelines in mind when dealing with customers:

● Information we supply to customers should be accurate and complete to the best of our knowledge. Employees should not deliberately misrepresent information to customers.

● Employees should not refuse to sell, service, or maintain products the Company has produced simply because a customer is buying products from another supplier.

● Customer entertainment should not exceed the reasonable and customary business practice of the Company. Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for customer’s purchase decisions. Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Suppliers

The Company deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service, and reputation, among other factors. Employees dealing with suppliers should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, their objective assessment of the supplier’s products and prices. Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of reasonable and customary business practice of the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices.

PROTECTION AND USE OF COMPANY’S ASSETS

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

To ensure the protection and proper use of the Company’s assets, each employee should:

● exercise reasonable care to prevent theft, damage or misuse of Company’s property;

● report the actual or suspected theft, damage or misuse of Company’s property to a supervisor;

● use the Company’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes;

● safeguard all electronic programs, data, communications and written materials from inadvertent access by others; and

● use Company’s property only for legitimate business purposes, as authorized in connection with your job responsibilities.

● Employees should be aware that Company’s property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems, as well as all written communications. Employees and other users of Company’s property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

GIFTS AND ENTERTAINMENT

The act of giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions.

It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. All gifts and entertainment expenses should be properly accounted for on expense reports. The following specific examples may be helpful:

● Meals and Entertainment. You may occasionally accept or give meals, refreshments or other entertainment if:

○ The items are of reasonable value;

○ The purpose of the meeting or attendance at the event is business related; and

○ The expenses would be paid by the Company as a reasonable business expense if not paid for by another party.

Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other customers, suppliers or vendors.

● Advertising and Promotional Materials. You may occasionally accept or give advertising or promotional materials of nominal value.

● Personal Gifts. You may accept or give personal gifts of reasonable value that are related to recognized special occasions, such as a graduation, promotion, new job, wedding, retirement or a holiday. A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

● Gifts Rewarding Service or Accomplishment. You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishment.

You must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks, or other improper payments. See “The Foreign Corrupt Practices Act” below for a more detailed discussion of our policies on giving or receiving gifts related to business transactions.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of the Compliance Officer, who may require you to donate the gift to an appropriate community organization. If you have any questions on whether it is permissible to accept a gift or something else of value, contact your supervisor or the Compliance Officer for additional guidance.

COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record-keeping policy. Ask your supervisor if you have any questions.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company we are subject to various securities laws, regulations and reporting obligations. These laws, regulations and obligations and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company’s reputation and integrity, and result in legal liability.

It is essential that the Company’s financial records, including all filings with the Securities and Exchange Commission (“SEC”) be accurate and timely. Accordingly, in addition to adhering to the conflict of interest policy and other policies and guidelines under this Code, the principal financial officers and other senior financial officers must take special care to exhibit integrity at all times and to instill this value within their organizations. In particular, these senior officers must ensure their conduct is honest and ethical that they abide by all public disclosure requirements by providing full, fair, accurate, timely and understandable disclosures, and that they comply with all other applicable laws and regulations. These financial officers must also understand and strictly comply with generally accepted accounting principles in the U.S. and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

In addition, U.S. federal securities law requires the Company to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to an accountant in connection with an audit or any filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors, and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Compliance Officer.

COMPLIANCE WITH INSIDER TRADING LAWS

The Company has an insider trading policy, which may be obtained from the Compliance Officer. The following is a summary of some of the general principles relevant to insider trading, and should be read in conjunction with the aforementioned specific policy.

Company employees are prohibited from trading in shares or other securities of the Company while in possession of material, non-public information about the Company. In addition, Company employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell shares or other securities of the Company on the basis of material, non-public information. Company employees who obtain material non-public information about another company in the course of their employment are prohibited from trading in shares or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Information is “non-public” if it has not been made generally available to the public by means of a press release or other means of widespread distribution. Information is “material” if a reasonable investor would consider it important in a decision to buy, hold or sell stock or other securities. As a rule of thumb, any information that would affect the value of stock or other securities should be considered material. Examples of information that is generally considered “material” include:

● Financial results or forecasts, or any information that indicates the Company’s financial results may exceed or fall short of forecasts or expectations;

● Important new products or services;

● Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;

● Possible management changes or changes of control;

● Pending or contemplated public or private sales of debt or equity securities;

● Acquisition or loss of a significant customer or contract;

● Significant write-offs;

● Initiation or settlement of significant litigation; and

● Changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditor’s report.

The laws against insider trading are specific and complex. Any questions about information you may possess or about any dealings you have had in the Company’s securities should be promptly brought to the attention of the Compliance Officer.

PUBLIC COMMUNICATIONS AND PREVENTION OF SELECTIVE DISCLOSURE

Public Communications Generally

The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company’s Investor Relations Department. The Investor Relations Department will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

Prevention of Selective Disclosure

Preventing selective disclosure is necessary to comply with United States securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Selective disclosure” occurs when any person provides potentially market-moving information to selected persons before the news is available to the investing public generally. Selective disclosure is a crime under United States law and the penalties for violating the law are severe.

The following guidelines have been established to avoid improper selective disclosure. Every employee is required to follow these procedures:

● All contact by the Company with investment analysts, the press and/or members of the media shall be made through the chief executive officer, chief financial officer or persons designated by them (collectively, the “Media Contacts”).

● Other than the Media Contacts, no officer, director or employee shall provide any information regarding the Company or its business to any investment analyst or member of the press or media.

● All inquiries from third parties, such as industry analysts or members of the media, about the Company or its business should be directed to a Media Contact. All presentations to the investment community regarding the Company will be made by us under the direction of a Media Contact.

● Other than the Media Contacts, any employee who is asked a question regarding the Company or its business by a member of the press or media shall respond with “No comment” and forward the inquiry to a Media Contact.

These procedures do not apply to the routine process of making previously released information regarding the Company available upon inquiries made by investors, investment analysts and members of the media.

Please contact the Compliance Officer if you have any questions about the scope or application of the Company’s policies regarding selective disclosure.

THE FOREIGN CORRUPT PRACTICES ACT

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act of 1977 (the “FCPA”) prohibits the Company and its employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization. Stated more concisely, the FCPA prohibits the payment of bribes, kickbacks or other inducements to foreign officials. This prohibition also extends to payments to a sales representative or agent if there is a reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Certain small facilitation payments to foreign officials may be permissible under the FCPA if customary in the country or locality and intended to secure routine governmental action. Governmental action is “routine” if it is ordinarily and commonly performed by a foreign official and does not involve the exercise of discretion. For instance, “routine” functions would include setting up a telephone line or expediting a shipment through customs. To ensure legal compliance, all facilitation payments must receive prior written approval from the Compliance Officer and must be clearly and accurately reported as a business expense.

ENVIRONMENT, HEALTH AND SAFETY

The Company is committed to providing a safe and healthy working environment for its employees and avoiding adverse impact and injury to the environment and the communities in which we do business. Company’s employees must comply with all applicable environmental, health and safety laws, regulations and Company’s standards. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Compliance Officer if you have any questions about the laws, regulations and policies that apply to you.

Environment

All Company’s employees should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials. Employees whose jobs involve manufacturing have a special responsibility to safeguard the environment. Such employees should be particularly alert to the storage, disposal and transportation of waste, and handling of toxic materials and emissions into the land, water or air.

Health and Safety

The Company is committed not only to complying with all relevant health and safety laws, but also to conducting business in a manner that protects the safety of its employees. All employees are required to comply with all applicable health and safety laws, regulations and policies relevant to their jobs. If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your supervisor or the Human Resources Department.

EMPLOYMENT PRACTICES

The Company pursues fair employment practices in every aspect of its business. The following is intended to be a summary of our employment policies and procedures. Copies of our detailed policies are available from the Human Resources Department or the Compliance Officer. Company employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association, privacy and collective bargaining. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Compliance Officer or the Human Resources Department if you have any questions about the laws, regulations and policies that apply to you.

Harassment and Discrimination

The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, gender (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law. The Company prohibits harassment in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive objects or pictures.

If you have any complaints about discrimination or harassment, report such conduct to your supervisor, the Compliance Officer or the Human Resources Department. All complaints will be treated with sensitivity and discretion. Your supervisor, Compliance Officer the Human Resources Department and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including, termination of employment. The Company strictly prohibits retaliation against an employee who, in good faith, files a complaint.

Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the Human Resources Department immediately.

CONCLUSION

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Compliance Officer. We expect all Company employees to adhere to these standards.

This Code of Business Conduct and Ethics, as applied to the Company’s principal financial officers, shall be the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.